Exhibit (b)(8)

Private and Confidential	Execution Version

Dated     25 October 2016

GRAND CHIP INVESTMENT S.À R.L.

(as Guarantor)

in favour of

XIN RONG LEASING LIMITED

(as Security Agent)

GUARANTEE

relating to a

EURO 500,000,000 Term Loan Facility

THIS DEED is made as a Deed on 25 October 2016 between:

(1)         GRAND CHIP INVESTMENT S.À R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg, with its registered office at 14, rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-206.178 (the “Guarantor”); and

(2)         XIN RONG LEASING LIMITED, acting on its own behalf and as security agent for and on behalf of the other Secured Parties (in such capacity, the “Security Agent”, which definition includes any successors, assignees and transferees).

WHEREAS:-

(A)          By a facility agreement dated 25 October 2016 (the “Facility Agreement”) entered into by (1) the Borrower as borrower, (2) the banks and financial institutions named therein as original lenders (the “Lenders”) and (3) the Security Agent as facility agent and security agent, the Lenders have agreed, upon and subject to the terms of the Facility Agreement, to make available to the Borrower a term loan facility of up to EURO 500,000,000 (the “Facility”) for the purposes more particularly specified therein.

(B)          It is one of the conditions precedent to the availability of the facilities under the Facility Agreement that the Guarantor enters into this Deed in favour of the Security Agent.

NOW THIS DEED WITNESSES as follows:

1.            DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Deed, unless a contrary indication appears or the context otherwise requires, capitalised terms used herein shall have the meanings given to them in the Facility Agreement and in addition:

“Borrower” means Grand Chip Investment GmbH, a limited liability company incorporated under the laws of Germany registered with the commercial register of the local court in Frankfurt under HRB 104996 with its registered address at c/o Paul Hastings (Europe) LLP, Siesmayerstr. 21, 60323 Frankfurt am Main, Germany.

“Collateral Instrument” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any liabilities of any person and includes any document or instrument creating or evidencing a Security.

this “Deed” means this Guarantee.

“Guaranteed Obligations” means all monies, obligations and liabilities expressed to be guaranteed by the Guarantor in Clause 2 (Guarantee and Indemnity) and includes all other monies and liabilities from time to time due, owing or payable by the Guarantor under this Deed.

“Incapacity” means in relation to a person, the insolvency, liquidation, dissolution, winding-up, administration, receivership, administrative receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership).

1.2          Construction

In this Deed, unless the context otherwise requires, clause 1.2 (Construction) of the Facility Agreement shall be deemed incorporated in this Deed mutatis mutandis as if set out separately in this Deed.

1.3          Luxembourg terms

In this Agreement, where it relates to the Pledgor, a reference to:

(a)           an administration, liquidation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally; and

(b)           an administrator, liquidator, or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur.

1.4          Trust

All rights, benefits, interests, powers and discretions granted to or conferred on the Security Agent pursuant to this Deed shall be held by the Security Agent on trust for the benefit of itself as Security Agent and each other Finance Party from time to time. The Security Agent may do all acts within its powers to administer and manage the trust constituted by this Clause 1.4 (Trust) including any full or partial release by deed of the rights, benefits and interests conferred by Clause 2.1 (Guarantee and Indemnity) or the release of all or any part of the guarantee constituted by this Deed.  The trust constituted by this Clause 1.4 (Trust) shall come into existence on the date of this Deed and shall last for so long as any of the Guaranteed Obligations remain outstanding provided that for the purposes of the rule against perpetuities, the perpetuity period applicable to the trust and any recoveries made or to be made by the Security Agent pursuant to this Deed and this trust, is hereby specified as a period of eighty (80) years less one (1) day from the date of this Deed.

1.5          Effect as a deed

It is intended that this Deed takes effect as a deed notwithstanding that any party may only execute it under hand.

2.            GUARANTEE AND INDEMNITY

2.1          Guarantee and Indemnity

In consideration of the Lenders making available the Facility to the Borrower, the Guarantor irrevocably and unconditionally:

(a)

guarantees to the Security Agent punctual payment and performance by the Borrower and each Obligor of all monies and all obligations and liabilities now or hereafter due, owing or incurred by the Borrower and each Obligor to any Finance Party whether express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to such Finance Party or otherwise acquired by such Finance Party, denominated in whatever currency or incurred on any banking account or in any manner whatsoever, including, without limitation, all Financial Indebtedness under the Finance Documents and all liabilities under or in connection with foreign exchange transactions, swaps and other derivative transactions, the acceptance, endorsement, issuance, confirmation or discounting of or payment under any notes or bills, bonds, guarantees, letters of credit, indemnities, documentary or other credits, or any instruments whatsoever from time to time entered into by any Finance Party for the Borrower or any Obligor or at the request of the Borrower or any Obligor and interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed and all reasonable commission, fees, expenses and other charges and all reasonable legal and other costs, when the same become due for payment or discharge;

(b)

undertakes with the Security Agent that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Security Agent that if, for any reason, any amount claimed by the Security Agent under this Deed is not recoverable on the basis of a guarantee, it will as a separate and independent obligation be liable as a principal debtor and primary obligor to indemnify the Security Agent against any cost, loss or liability it incurs as a result of the Borrower not paying any amount expressed to be payable by it under the Facility on the date when it is expressed to be due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Deed if the amount claimed had been recoverable on the basis of a guarantee.

2.2          Continuing Guarantee

This Deed is a continuing guarantee and will extend to the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

2.3          Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4          Waiver of Defences

The obligations of the Guarantor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 2.4 (Waiver of Defences), would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Security Agent) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower, any Obligor (including, without limitation, the Guarantor) or other person;

(b)

the release of the Borrower, any Obligor (including, without limitation, the Guarantor) or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any Obligor (including, without limitation, the Guarantor) or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)

any Incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, any Obligor (including, without limitation, the Guarantor) or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)

any act or omission which would not have discharged or affected the liability of the Guarantor had the Guarantor been a principal debtor instead of guarantor or indemnitor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish the Guarantor’s liability under this Deed; and/or

(h)	any insolvency or similar proceedings.

2.5          Guarantor Intent

Without prejudice to the generality of Clause 2.4 (Waiver of Defences), the Guarantor expressly confirms that it intends that this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance

Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any matter or thing including, without limitation, the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other Financial Indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

2.6          Immediate recourse

The Guarantor waives any right it may have of first requiring the Security Agent to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Deed.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.7          Appropriations

Until the Guaranteed Obligations have been irrevocably paid in full, the Security Agent acting reasonably may:

(a)

refrain from applying or enforcing any other monies, security or rights held or received by the Security Agent in respect of those sums, or apply and enforce the same in such manner and order as it sees fit (whether against those sums or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any monies received from the Guarantor or on account of the Guarantor’s liability under this Deed.

2.8          Deferral of Guarantors’ rights

Until the Guaranteed Obligations have been irrevocably paid in full and unless the Security Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Deed:

(a)	to be indemnified by the Borrower or any person;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Finance Party under the Finance Documents, this Deed or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations;

(d)

to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Deed;

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with the Security Agent.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all sums which may be or become payable to any Finance Party by the Borrower under or in connection with the Finance Documents to be repaid in full on trust for such Finance Party and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with Clause 6 (Application of Proceeds).

2.9          Additional security

This Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by or available to the Finance Parties.

2.10        Collateral Instruments

The Security Agent shall not be obliged to make any claim or demand on the Borrower or any other person liable or to resort to any Collateral Instrument or other means of payment before enforcing this Deed and no action taken or omitted in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor (including, without limitation, the liability of the Guarantor under this Deed).  The Security Agent shall not be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment.

2.11        Suspense Accounts

Any money received in connection with this Deed may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent to prove for the whole of its claims against the Borrower and/or the Guarantor or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Obligations as the Security Agent may from time to time conclusively determine in its absolute discretion notwithstanding any appropriation (or purported appropriation) by the Guarantor.

2.12        Settlements Conditional

Any release, discharge or settlement between the Guarantor and the Security Agent shall be conditional upon no right security, disposition or payment to the Security Agent by the Guarantor, the Borrower or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection of creditors or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Security Agent shall be entitled to enforce this Deed as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.13        Statements of account / certificates conclusive

(a)

Any statement of account of the Borrower and/or the Guarantor, signed as correct by an officer of the Security Agent, showing the amount of the Guaranteed Obligations, shall, in the absence of manifest error, be binding and conclusive on and against the Guarantor.

(b)	Any certification or determination by the Security Agent of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

3.            SET-OFF

The provisions of clause 29 (Set-off) of the Facility Agreement (with any necessary consequential amendments) shall be deemed to be incorporated into this Deed as if they were set out in full in this Deed.

4.            REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representations and warranties set out in clauses 17.1 (Status) to 17.26 (Offer Document) of the Facility Agreement to the Security Agent on the date of this Deed.

4.1          Repetition

The Repeating Representations are deemed to be made by the Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

5.            UNDERTAKINGS OF GUARANTOR

The Guarantor undertakes and covenants to the Security Agent, for so long as any of the Guaranteed Obligations remain outstanding, to ensure that each of the undertakings and covenants set forth in clauses 18 (Information Undertakings) and 19 (General Undertakings) of the Facility Agreement shall be complied with.

6.             APPLICATION OF PROCEEDS

Any monies received by the Security Agent under this Deed shall be applied in and towards the satisfaction of the Guaranteed Obligations in accordance with provisions of clause 26  (Application of Proceeds) of the Facility Agreement but without prejudice to the right of the Security Agent to recover any shortfall from the Guarantor.

7.             PAYMENTS

7.1          No set-off or withholding

All sums payable by the Guarantor under this Deed shall be paid to the Security Agent in full without any set-off, condition or counterclaim whatsoever and free and clear of any deduction or withholding whatsoever save only as may be required by law which is binding on it.

7.2          Gross-up

If any deduction or withholding is required by law in respect of any payment due from the Guarantor under this Deed, the relevant sum payable by the Guarantor shall be increased so that, after making the minimum deduction or withholding so required, the Guarantor shall pay to the Security Agent and the Security Agent shall receive and be entitled to retain on the due date for payment a net sum at least equal to the sum which it would have received had no such deduction or withholding been required to be made.

8.             POWER OF ATTORNEY

The Guarantor irrevocably appoints the Security Agent, and any persons deriving title under it by way of security severally to be its attorney (with full power of substitution) and in its name or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be required or which the Security Agent shall think proper or reasonably expedient for carrying out any obligations imposed on the Guarantor hereunder or for exercising, any of the powers conferred by this Deed or for giving to the Security Agent the full benefit of this security and so that this appointment shall operate to authorise the Security Agent to do on behalf of the Guarantor anything it can lawfully do by an attorney.  The Guarantor ratifies and confirms and agrees to ratify and confirm any deed, instrument, act or thing which such attorney or substitute may execute or do in exercising its powers conferred by this Clause 8 (Power of Attorney).

9.             GENERAL INDEMNITY

The Guarantor hereby undertakes to indemnify and keep indemnified the Security Agent and any attorney, agent or other person appointed by the Security Agent under this Deed and the Security Agent’s officers and employees (each an “Indemnified Party”) in respect of all costs, losses, actions, claims, expenses, demands or liabilities whether in contract, tort or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of the Indemnified Parties (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

(a)	anything done or omitted in the exercise or purported exercise of the powers contained in this Deed; or

(b)	any breach by the Guarantor of any of its obligations under this Deed.

10.          CURRENCY CONVERSION AND INDEMNITY

10.1        Conversion of currency

For the purpose of or pending the discharge of any of the Guaranteed Obligations, the Security Agent may convert any monies received, recovered or realised by the Security Agent under this Deed (including the proceeds of any previous conversion) from their existing currency into such other currency as the Security Agent (acting reasonably) may think fit and any such conversion shall be effected at the Security Agent’s then prevailing spot selling rate of exchange for such other currency against the existing currency.

10.2                        Currency indemnity

As a separate and independent obligation, the Guarantor agrees to indemnify and hold harmless the Security Agent against any shortfall between any amount received or recovered by it in respect of any payment due under this Deed and converted in accordance with Clause 10.1 (Conversion of currency) into the currency in which such amount was payable and the amount in such currency which was due and payable to the Security Agent under this Deed.

11.                               FURTHER ASSURANCE

11.1                        Further assurance

The Guarantor shall at its own cost whenever requested by the Security Agent immediately execute and sign all such Security, deeds, documents and assurances and do all such things as the Security Agent may require for the purpose of perfecting or more effectively providing security to the Security Agent for the payment and discharge of the monies and liabilities secured by this Deed or to facilitate the exercise of the rights and powers vested in the Security Agent.

11.2                        Certain documentary requirements

Such further Security, deeds, documents and assurances shall be prepared by or on behalf of the Security Agent at the expense of the Guarantor and shall contain (a) an immediate power of sale without notice, and (b) such other clauses for the benefit of the Security Agent as the Security Agent may require.

12.                               COSTS AND EXPENSES

12.1                        Costs and expenses

(a)

All reasonable costs and expenses incurred by the Security Agent in relation to this Deed or the Guaranteed Obligations (including for the avoidance of doubt all amounts the Security Agent may from time to time require to compensate it for its internal management and administrative costs and expenses) shall be reimbursed by the Guarantor to the Security Agent on demand on a full indemnity basis and until so reimbursed shall carry interest in accordance with the provisions set out in clause 8.3 (Default Interest) of the Facility Agreement from the date of payment to the date of reimbursement.

(b)	A certificate signed by the Security Agent as to the amount of such costs and expenses shall be prima facie evidence of such amounts.

12.2                        Enforcement etc.

The Guarantor hereby indemnifies the Security Agent in respect of, and shall immediately pay to the Security Agent on demand all liabilities and expenses incurred by the Security Agent in or directly or indirectly as a result of the exercise or purported exercise of any of the powers, authorities or discretions vested in the Security Agent under this Deed and against all actions, proceedings, losses, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to this Deed and the Security Agent.

13.                               MISCELLANEOUS

13.1                        Time, indulgence and other matters

The Security Agent may without discharging or in any way affecting this Deed or any remedy of the Security Agent grant time or other indulgence or abstain from exercising or enforcing any remedies, securities, guarantees or other rights which it may now or in the future have from or against the Guarantor and may make any arrangement, variation or release with any person or persons without prejudice either to this Deed or the liability of the Guarantor for the monies and liabilities secured by this Deed.

13.2                        Severability

Each of the provisions in this Deed shall be severable and distinct from one another and if at any time any one or more of such provisions is or becomes or is declared null and void, invalid, illegal or unenforceable in any respect under any law or otherwise howsoever the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.3                        Remedies cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

13.4                        No waiver

No delay or omission on the part of the Security Agent in exercising any right or remedy under this Deed shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Deed of that or any other right or remedy.

13.5                        Statutory references

Any reference in this Deed to any statute or any section of any statute shall be deemed to include reference to any statutory modification or re enactment thereof for the time being in force.

13.6                        Notifications conclusive and binding

Any demand, notification, statement of account or certificate given by the Security Agent (acting reasonably) specifying amounts due and payable under or in connection with any of the provisions of this Deed shall, in the absence of manifest error, be conclusive and binding on and against the Guarantor.

13.7                        Stamp taxes

The Guarantor shall pay all stamp, documentary, registration or other duties (including any duties payable by or assessed on the Security Agent) imposed on or in connection with this Deed.

13.8                        Value Added Tax

(a)

All reasonable fees, costs and expenses payable under or pursuant to this Deed shall be paid together with an amount equal to any value added tax payable by the Security Agent in respect of the same to the extent that the Security Agent shall have certified (such certificate to be binding and conclusive on the Guarantor) to the Guarantor that it is not entitled to credit for such value added tax as input tax.

(b)

Any value added tax chargeable in respect of any services supplied by the Security Agent under this Deed shall, on delivery of a value added tax invoice, be paid in addition to any sum agreed to be paid under this Deed.

13.9                        Guarantor bound

The Guarantor agrees to be bound by this Deed notwithstanding that any person intended to execute or to be bound by this Deed may not do so or may not be effectually bound and notwithstanding that any guarantees or charges contained in this Deed may be terminated or released or may be or become invalid or unenforceable against the Guarantor whether or not the deficiency is known to the Security Agent.

13.10                 Reorganisation

This Deed shall remain binding on the Guarantor notwithstanding any change in the constitution of the Security Agent or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind.  This Deed shall remain valid and effective in all respects in favour of the Security Agent and any assignee, transferee or other successor in title of the Security Agent in the same manner as if such assignee, transferee or other successor in title had been named in this Deed as a party instead of, or in addition to the Security Agent.

13.11                 Delegation of powers

The Security Agent shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed in such manner, upon such terms, and to such person as the Security Agent (acting reasonably) in its absolute discretion may think fit and such person shall have the same rights and obligations as it would have had if such person had been a party to the Security Finance Documents in place of the Security Agent.

14.                               ASSIGNMENTS AND TRANSFERS

14.1                        Security Agent’s right to transfer

The Security Agent may:

(a)                                assign any of its rights; or

(b)                                transfer by novation any of its rights and obligations,

under this Deed to any successor Security Agent in accordance with clause 25 (Change of Security Agent) of the Facility Agreement.

The Guarantor hereby expressly accepts and confirms, for the purposes of article 1278 and fff. of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement, the guarantee created under this Agreement shall be preserved for the benefit of any successor or transferee of the Security Agent and shall benefit to any new Secured Party.

14.2                        Guarantor may not transfer

The Guarantor may not assign or transfer any of its rights or obligation under this Deed, except with the prior written consent of all the Lenders.

15.                               NOTICES

The provisions of clause 30 (Notices) of the Facility Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed and the address for notices to the Guarantor shall be the same as that of the Borrower and the Obligors.

16.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Deed by signing any such counterpart.

17.                               THIRD PARTIES

(a)

Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a party to this Deed is not required to rescind or vary this Deed at any time.

18.                               GOVERNING LAW AND ENFORCEMENT

18.1                        Governing law

This Deed is governed by Hong Kong law.

18.2                        Enforcement

The provisions of clause 37 (Enforcement) of the Facility Agreement shall be deemed incorporated in this Deed mutatis mutandis as if set out separately in this Deed.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed by the parties hereto on the date stated at the beginning of this Deed.

SIGNATURE PAGE

The Guarantor

EXECUTED and DELIVERED as a DEED by			)
GRAND CHIP INVESTMENT S.À R.L.			)
by			)

/s/ Liu Zhendong		/s/ Qian Zhao
Name:	Liu Zhendong	Name:	Qian Zhao
Title:	Class A manager	Title:	Class B manager

in the presence of: Xue Bei Ni

[ILLEGIBLE]
Signature of Witness

Name:

Address:

Occupation:

The Security Agent

XIN RONG LEASING LIMITED

/s/ Du Yang
Name:	Du Yang
Title:	Director